Announcement

Earnings Release for the Quarter Ended September 30, 2007

NDS GROUP PLC REPORTS FIRST QUARTER RESULTS

HIGHLIGHTS

•	Revenue for first quarter up 25% to $204.9 million
•	Operating income for first quarter up 31% to $58.3 million
•	Diluted net income per share up 30% to $0.79 per share
•	78.6 million active digital TV smart cards
•	69.9 million cumulative middleware clients deployed
•	8.8 million cumulative DVR clients deployed

NEW YORK and LONDON - October 29, 2007: NDS Group plc (“NDS” or the “Company”) (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation that supplies open end-to-end digital technology and services to digital pay-television platform operations and content providers, announced today its results for the first quarter ended September 30, 2007.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS said, “Our business has seen continued strong performance across the board as our deliveries of new technology grew strongly and our deployments in developing markets continued to gather momentum. NDS continues to expand its R&D and delivery organizations across the world to meet customer demand for new projects, many of which will yield revenue only from the next financial year onwards. NDS is investing in R&D as well as selected acquisitions to ensure that it will be in a position to offer the leading solutions to its customers in the rapidly changing media delivery landscape.”

KEY FINANCIAL MEASURES

	Three months ended September 30,
	2007	2006

Revenue (in thousands)	$204,876	$164,162
Operating income (in thousands)	$58,286	$44,590
Operating margin	28.4%	27.2%
Net income (in thousands)	$46,294	$35,088
Diluted net income per share	$0.79	$0.61

Announcement

KEY NON-FINANCIAL MEASURES

	Three months ended September 30,
	2007	2006

Smart card deliveries (in millions)
Quantity delivered in period	7.4	6.7

Authorized cards (in millions)
Net additions	3.2	1.6
Number of authorized cards, end of period	78.6	66.6

Middleware clients deployed (in millions)
Net additions	8.1	3.1
Cumulative deployments, end of period	69.9	44.7

DVR clients deployed (in millions)
Net additions	1.5	0.7
Cumulative deployments, end of period	8.8	4.2

Employees
Full-time equivalents, end of period	3,665	3,089

KEY DEVELOPMENTS IN THE FIRST QUARTER

•
Bharti Airtel, India’s largest cellular operator, has selected NDS’s market-leading VideoGuard® conditional access, MediaHighway® middleware, and a customized electronic program guide (EPG) for the company’s new direct-to-home satellite platform. Through these NDS solutions, Bharti Airtel gains the flexibility to introduce future enhancements including interactive applications and additional advanced services for subscribers.

•
NDS VideoGuard conditional access technology has been selected by Tianjin Broadcast & TV Network Co. Ltd., based in China, to protect its new digital cable service. NDS technology will enable Tianjin Broadcast & TV Network to develop an industry-leading digital platform capable of securely delivering enhanced, value-added services to cable viewers in a robust environment that will be able to meet Tianjin’s business needs now and in the future.

•
NDS announced an agreement with Vision TV, Ukraine’s first licensed DTH satellite pay-TV provider, to provide Vision TV with NDS’s VideoGuard conditional access and MediaHighway middleware, as well as an EPG.

•	China’s Anhui Radio and Television Network Company selected NDS VideoGuard for the launch of digital cable TV services for its subscribers in Anhui.

•
NDS announced an agreement to provide Serbia Broadband, the largest cable operator in Serbia, with an end-to-end system to secure and enable its national cable television platform. NDS already provides its VideoGuard ExpressTM system to Serbia Broadband’s direct-to-home satellite television service, which incorporates NDS’ conditional access, MediaHighway middleware and electronic program guide (EPG).

•
NDS announced the acquisition of CastUp, Inc. (“CastUp”), a leader in solutions for the management and distribution of video over the Internet. CastUp, a profitable and fast growing company, will provide NDS with substantial know-how and experience in online video delivery.

•
NDS has partnered with VBox and Cyberlink to deliver the first fully converged TV and PC platform to Israel’s “yes”. In addition, NDS announced that “yes” has chosen to implement NDS VideoGuard PCTM to secure and enhance the functionality of its new web-based video content portal.

Announcement

FINANCIAL REVIEW

Total revenue for the three-month period ended September 30, 2007 was $204.9 million, an increase of 25% compared to the corresponding period of the previous fiscal year.

Comparisons of revenue for the three-month period ended September 30, 2007 to the three-month period ended September 30, 2006 were affected overall by the relative weakness of the U.S. dollar over the periods. Approximately 52% of our revenue was denominated in currencies other than the U.S. dollar, principally pounds sterling and euros, during the three-month period ended September 30, 2007. We estimate that the weaker U.S. dollar favorably impacted our total revenue for the three-month period ended September 30, 2007 by approximately $8 million, or 4%, compared to what would have been achieved had foreign exchange rates been consistent with those prevailing during the three-month period ended September 30, 2006.

Revenue from conditional access increased by 31% during the three-month period ended September 30, 2007 as compared to the three-month period ended September 30, 2006. This was principally due to the fact that, during the three-month period ended September 30, 2007, we recognized a portion of security services revenue previously deferred as all remaining obligations were satisfied in accordance with our revenue recognition criteria. Additionally, conditional access revenue rose due to the higher number of smart cards delivered and a higher number of active subscribers. Integration, development and support revenue decreased by 41% in the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year. The recognition of revenue from new customers and from the delivery of enhancements to several of our major customers is dependent on the timing of satisfaction of all our revenue recognition criteria and therefore this component of our revenue tends to fluctuate from period to period. The decline in integration, development and support revenue was a consequence of the recognition in the three-month period ended September 30, 2006 of revenue from the delivery of conditional access, EPG and middleware to TataSky, which commenced broadcasting in India in August 2006. License fee and royalty revenue increased by 19% in the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year, principally as a result of an increase in the number of platform operators and service providers that deploy our technology. This increase was also due to an increase in the number of middleware clients deployed during the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year. The increase in revenue from new technologies of 54% in the three-month period ended September 30, 2007, compared to the corresponding period of the prior fiscal year, was principally due to higher revenue from our DVR technologies and advanced middleware, gaming applications and residential gateway devices.

Cost of goods and services sold increased by 10% during the three-month period ended September 30, 2007, as compared to the corresponding period of the previous fiscal year, principally due to an increase in the royalties that we pay to third parties for the use of their technologies, higher deliveries of smart cards during the period, an increase in the number of our employees working on development, integration and support activities and, to a lesser extent, wage, salary and benefit increases during the period.

Comparisons of expenses for the three-month period ended September 30, 2007 with the three-month period ended September 30, 2006 were affected overall by the relative weakness of the U.S. dollar. In the three-month period ended September 30, 2007, approximately 68% of our total expenses was denominated in currencies other than the U.S. dollar, principally pounds sterling, Israeli shekels and euros. We estimate that the weaker U.S. dollar increased our total expenses in the three-month period ended September 30, 2007 by approximately $6 million, or 4%, compared to what would have been achieved had foreign exchange rates been consistent with those prevailing during the three-month period ended September 30, 2006. The increase in total operating expenses was offset in part by foreign exchange gains of $5.7 million recognized in the consolidated statement of operations as a result of holding cash in currencies other than the U.S. dollar.

Our main operating expenses are employee costs (including the cost of equity-based awards), facilities costs, depreciation, and travel costs. Our main operating expenses have increased primarily due to a higher number of employees and the related increase in payroll, facilities and legal costs. Employee costs were approximately 32% higher during the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year.

Announcement

Research and development costs increased by 47% for the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year, principally as a result of higher employee headcount due to more research and development being performed, which was partially offset by a $6.7 million grant from the French government as a consequence of our being engaged in certain eligible research projects. In the three-month period ended September 30, 2006, we received an equivalent grant of $5.5 million. Sales and marketing expenses increased by 21% in the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year, principally as a result of higher employee headcount and travel costs, increased attendance at trade shows and a higher level of corporate communications activities.

General and administrative expenses increased by 16% in the three-month period ended September 30, 2007 as compared to the corresponding period of the prior fiscal year, largely due to higher equity compensation costs, legal expenses and business development costs, and facilities and infrastructure costs.

As a result of the factors outlined above, and, in particular, the increase in conditional access and royalty revenue, operating income was $58.3 million, or 28% of revenue, for the three-month period ended September 30, 2007, compared to $44.6 million, or 27% of revenue, for the three-month period ended September 30, 2006. Net income for the three-month period ended September 30, 2007 was $46.3 million, or $0.80 per share ($0.79 per share on a diluted basis), compared to $35.1 million, or $0.62 per share ($0.61 per share on a diluted basis). We estimate that the weaker U.S. dollar increased our operating income in the three-month period ended September 30, 2007 by approximately $7.7 million compared to what would have been achieved had foreign exchange rates been consistent with those prevailing during the three-month period ended September 30, 2006.

As of September 30, 2007, we had cash and cash equivalents totaling $622.2 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the three-month period ended September 30, 2007, cash from operating activities was $36.8 million and we paid a net $10.3 million in respect of business acquisitions. We had a net inflow of cash and cash equivalents of $23.3 million in the three-month period ended September 30, 2007, compared to a net inflow of cash and cash equivalents before purchases of short-term investments of $1.2 million in the three-month period ended September 30, 2006.

FOREIGN EXCHANGE RATES

Average foreign exchange rates used in the quarterly results are as follows:

	Three months ended September 30,
	2007	2006

U.K. Pounds Sterling/U.S. Dollar	$2.02	$1.88
Euro/U.S. Dollar	$1.37	$1.27
Israeli Shekel/U.S. Dollar	$0.24	$0.23

Announcement

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (Investor Relations) Tel: +44 20 8476 8287	Breakaway Communications U.S. Kelly Fitzgerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Mr. Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 10.00 a.m. New York time (2.00 p.m. London time) on Monday, October 29, 2007.

Dial-in

U.S. toll free:	1 866 832 0717
U.K. freephone:	0800 073 8967
International dial-in:	+44 (0)1452 562 716

Replay (available for seven days)

U.S. toll free replay:	1 866 247 4222
U.K. replay:	0845 245 5205
International replay:	+44 (0)1452 550 000
Replay passcode:	19729637#

The live webcast and conference call will be available at: http://investor.shareholder.com/nds/webcasts.cfm starting at 10.00 a.m. New York time (2.00 p.m. London time) on Monday, October 29, 2007. Please register for the event now by clicking on the “First Quarter Results 2008” link on that page. For those of you who are not able to attend this live broadcast online, the presentation will be recorded and available on the same page three hours following the original broadcast.

An audio replay will also be available on the NDS website (www.nds.com) from approximately 12.00 noon (London time) on October 30, 2007.

Announcement

NDS Group plc

Unaudited Consolidated Statements of Operations

	For the three months ended September 30,
(in thousands, except per share amounts)	2007	2006

Revenue:
Conditional access	$121,583	$92,847
Integration, development & support	10,909	18,412
License fees & royalties	28,944	24,350
New technologies	42,458	27,499
Other	982	1,054

Total revenue	204,876	164,162

Cost of goods and services sold	(68,456)	(62,235)

Gross margin	136,420	101,927

Operating expenses:
Research & development	(51,011)	(34,666)
Sales & marketing	(9,620)	(7,977)
General & administration	(14,220)	(12,277)
Amortization of other intangibles	(3,283)	(2,417)

Total operating expenses	(78,134)	(57,337)

Operating income	58,286	44,590

Interest income - net	7,372	6,012

Income before income tax expense	65,658	50,602

Income tax expense	(19,364)	(15,514)

Net income	$46,294	$35,088

Net income per share:
Basic net income per share	$0.80	$0.62
Diluted net income per share	$0.79	$0.61

Announcement

NDS Group plc

Consolidated Balance Sheets

(in thousands, except share amounts)	As of September 30, 2007 (Unaudited)	As of June 30, 2007 (Audited)

ASSETS Current assets:
Cash and cash equivalents	$622,167	$592,750
Accounts receivable	131,550	134,624
Accrued income	48,930	40,605
Inventories, net	58,535	54,133
Prepaid expenses	22,709	19,415
Other current assets	3,530	3,926

Total current assets	887,421	845,453

Property, plant & equipment, net	53,487	54,801
Goodwill	132,716	124,614
Other intangibles, net	64,557	63,080
Other non-current assets	67,423	56,905

Total assets	$1,205,604	$1,144,853

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities:
Accounts payable	$25,700	$22,110
Deferred income	84,648	75,777
Accrued payroll costs	21,898	31,186
Accrued expenses	37,683	37,473
Income tax liabilities	28,361	17,693
Other current liabilities	21,758	18,287

Total current liabilities	220,048	202,526

Deferred income	139,424	157,517
Other non-current liabilities	53,196	46,537

Total liabilities	412,668	406,580

Commitments and contingencies
Shareholders’ equity:
Series A ordinary shares, par value $0.01 per share: 15,829,189 and 15,718,904 shares outstanding as of September 30, and June 30, 2007, respectively	158	157
Series B ordinary shares, par value $0.01 per share: 42,001,000 shares outstanding as of September 30, and June 30, 2007, respectively	420	420
Deferred shares, par value £1 per share: 42,000,002 shares outstanding as of September 30, and June 30, 2007	64,103	64,103
Additional paid-in capital	568,059	563,388
Retained earnings	102,400	56,106
Other comprehensive income	57,796	54,099

Total shareholders’ equity	792,936	738,273

Total liabilities and shareholders’ equity	$1,205,604	$1,144,853

Announcement

NDS Group plc

Unaudited Consolidated Statements of Cash Flows

	For the three months ended September 30,
(in thousands)	2007	2006

Operating activities:
Net income	$46,294	$35,088

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,652	4,376
Amortization of other intangibles	3,283	2,417
Equity-based compensation	4,311	2,315
Other	97	176
Change in operating assets and liabilities, net of acquisitions:
Inventories	(4,402)	(6,978)
Receivables and other assets	(18,244)	(29,538)
Deferred income	(9,222)	8,627
Accounts payable and other liabilities	9,016	(8,205)

Net cash provided by operating activities	36,785	8,278

Investing activities:
Capital expenditure	(3,470)	(4,050)
Short-term investments	─	(102,352)
Business acquisitions, net of cash acquired	(10,374)	(3,634)

Net cash used in investing activities	(13,844)	(110,036)

Financing activities:
Issuance of shares	388	634

Net increase (decrease) in cash and cash equivalents	23,329	(101,124)

Cash and cash equivalents, beginning of period	592,750	320,636
Currency exchange movements	6,088	336

Cash and cash equivalents, end of period	$622,167	$219,848